                                                                      Exhibit 99

press release
                                                   Sierra Health Services, Inc.
                                                          2724 North Tenaya Way
                                                        Las Vegas, Nevada 89128
                                                                 (702) 242-7000

FOR IMMEDIATE RELEASE

CONTACTS:  Peter O'Neill                           Laura Hubbard
           VP, Public & Investor Relations     Senior Director of Marketing
           Sierra Health Services, Inc.            AmCare HMO
           (702) 242-7156                          (713) 293-3731

           Paul Palmer
           VP, Chief Financial Officer
           Sierra Health Services, Inc.
           (702) 242-7112

                     Sierra Health Services, Inc. Announces
                    Texas Health Choice Exiting Texas Market

     Las Vegas &  Houston,  October 1, 2001 - Sierra Health  Services,  Inc.
(NYSE:SIE),  announced today, as part of its plan to exit the Texas market, that
Texas Health  Choice,  L.C.  (TXHC) has entered  into an  agreement  with AmCare
Health Plans, Inc., a Houston-based  health maintenance  organization,  to offer replacement  coverage  to all large  and  small  groups  covered  by TXHC.  This replacement coverage option should be available within the next thirty days. The agreement is expected to affect  approximately  30,000 commercial members in the
Dallas/Ft. Worth service area. TXHC also announced that it will be filing a Plan of  Withdrawal  with  the  Texas  Department  of  Insurance.  Pursuant  to state regulations,  TXHC will give 180 days notice of  termination to all its members.
Sierra's  decision  last  month  to  discontinue   Medicare+Choice  coverage  in
Dallas/Ft. Worth, effective January 1, 2002, is not affected by this agreement.

     "It is  clearly  in the best  interests  of the  company  to exit the Texas market," said Anthony M. Marlon,  M.D.,  chairman and chief executive officer of
Sierra.  "These  operations,  while  clearly much  improved over the past twelve months,  have  historically  lost money.  By eliminating  our continued focus on restructuring  and turning around these operations,  we can devote  considerably more time to our profitable core operations in Nevada and to those  subsidiaries of Sierra that are currently outperforming expectations."

     "The addition of membership and provider  contracts  that this  acquisition will bring to AmCare's  portfolio  will  strengthen  our membership and presence throughout the Dallas/Ft. Worth Metroplex," said Thomas S. Lucksinger, president and chief executive officer of AmCare Health Plans.
                                   ---more---

Sierra exits Texas market --- p. 2/2/2/2/2

     Sierra  acquired the Dallas/Ft.  Worth assets of Kaiser  Foundation  Health
Plan of Texas in late 1998. The company  quickly faced  challenges due to issues surrounding  retroactivity on Kaiser membership and organizational  difficulties within its core medical group, The Medical Group of Texas (TMGT).  In late 1999, the company sold its retail  pharmacy  operations to Albertsons.  In early 2000,
Sierra  announced a significant  restructuring  of all of its Texas  operations, eventually  resulting  in the  sale of  certain  assets  of TMGT to  MedicalEdge
Healthcare Group, Inc. and the sale of its Houston  operations to AmCare. It was during this most recent  period of  financial  recovery  that  discussions  with providers on recontracting for 2002 revealed unsustainable cost increases.

     AmCare  Health  Plans,  Inc.,  based in  Houston,  Texas,  is a provider of healthcare  benefits and ancillary health insurance services in Texas,  Oklahoma and  Louisiana.  AmCare  focuses on the local  delivery  of  healthcare  benefit services  and is  committed  to the  communities  it serves.  AmCare  offers the marketplace  an enhanced  healthcare  payment and  delivery  system for members, providers and employers  through its managed  healthcare  products which include
HMO, POS and PPO networks.

     Sierra  Health  Services,  Inc.,  based  in  Las  Vegas,  is a  diversified healthcare  services  company that operates  health  maintenance  organizations,
indemnity  and  workers'  compensation   insurers,   military  health  programs,
preferred provider  organizations and multi-specialty  medical groups.  Sierra's subsidiaries  serve over 1.2 million  people  through  health  benefit plans for employers,  government programs and individuals. For more information, visit the company's website at www.sierrahealth.com.

     Statements  in  this  news  release  that  are  not  historical  facts  are
forward-looking   and  based  on  management's   projections,   assumptions  and
estimates;  actual results may vary materially.  Forward-looking  statements are subject to certain  risks and  uncertainties,  which include but are not limited to: 1)  potential  adverse  changes  in  government  regulations  and  programs, including  TRICARE,  Medicare and  legislative  proposals to eliminate or reduce
ERISA  pre-emption  of state  laws  that  would  increase  potential  litigation exposure; 2) competitive forces that may affect pricing,  enrollment and benefit levels; 3) unpredictable medical costs and inflation;  4) successful integration of acquired companies;  5) economic impact of expansion; 6) changes in borrowing costs; 7) potential  complications  with computer  conversions.  Further factors concerning  financial risks and results may be found in documents filed with the
Securities  and  Exchange  Commission  and  which  are  incorporated  herein  by reference.

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